EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No’s 333-103325, 333-89690, 333-72682, 333-51282, 333-47580 and 333-38532, of Nuance Communications, Inc. (the “Company”) on Form S-8 of our report dated January 24, 2003, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standards No. 142 and, (ii) certain reclassifications and disclosures of financial statement amounts related to the 2001 and 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such reclassifications and disclosures) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/  DELOITTE & TOUCHE LLP

San Jose, California

March 31, 2003